Exhibit 99.1

Venaxis Announces Pricing of Offering of Common Stock and Warrants

Castle Rock, CO, May 23, 2013 – Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance and commercializing its rapid, protein biomarker-based appendicitis test, APPY1, today announced the pricing of an underwritten public offering of 10,000,000 shares of its common stock and related warrants to purchase 3,500,000 shares of its common stock at an exercise price of $1.36 per share at a combined public offering price of $1.25 per share and related warrant. Venaxis has also granted the underwriter a 30-day option to purchase up to an additional 1,500,000 shares and related warrants to purchase up to an additional 525,000 shares of common stock to cover over-allotments, if any. The shares of common stock and warrants are immediately separable and will be issued separately in the offering. The offering is expected to close on May 30, 2013, subject to customary closing conditions. All of the shares and warrants in the offering are being sold by Venaxis.

Venaxis expects to receive net proceeds from the offering of approximately $11.1 million, after deducting estimated underwriting discounts and commissions and offering expenses. Venaxis intends to use the net proceeds from the offering primarily for general corporate purposes, including funding for further clinical development, seeking FDA clearance for APPY1, and for initial commercialization of APPY1 in the U.S. and the E.U.

Piper Jaffray & Co. is acting as sole manager for the offering.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on May 23, 2013.  The offering is being made only by means of a prospectus. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the prospectus, when available, also may be obtained from Piper Jaffray & Co., by mail at 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924 or by e-mail at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Venaxis, Inc.

Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its rapid, protein biomarker-based appendicitis test, APPY1.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  APPY1 is CE marked in Europe and is being developed in the U.S. initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for APPY1 is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the APPY1 test required for FDA submission, obtain FDA clearance or approval, maintain CE marking, cost effectively manufacture and generate revenues from the APPY1 test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including the Form S-1/A registration statement filed on May 23, 2013.